Exhibit 10.3

LEASE AGREEMENT

Dated August 27, 2015

This Lease is made by and between Mauricio Polito (hereinafter "Landlord") and Wike Corp. (hereinafter "Tenant"). In consideration for the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

1. The Landlord leases to the Tenant, and the Tenant rents from the Landlord the following described premise: 30 square meres located at Via Lodovico Berti, 40131, Bologna, Italy.

2. The term of the Lease shall be for one year commencing on September 17, 2015 and ending September 17, 2016. The Tenant pay to Landlord as rent $2400 per the year, in the event of monthly payment the amount for a mouth would be $200. The validity of this agreement can be expanded for longer period upon an oral agreement of the Landlord and the Tenant.

3. This Lease is subject to all present or future mortgages affecting the premises. Tenant shall use and occupy the premises only as a manufacturer subject at all times to the approval of the Landlord.

4. The Tenant shall not make any alterations, additions or improvements to the premises without the prior written consent of the Landlord.

5. The Landlord, at his own expense, shall furnish the following utilities or amenities for the benefit of the Tenant:

Empty space with working electricity sockets, clean, working facilities, without any background payment such as bills, checks etc.

6. The Tenant shall not permit or commit waste to the premises. The Tenant shall comply with all rules, regulations, ordinances codes and laws of all governmental authorities having jurisdiction over the premises.

7. The Tenant shall not permit or engage in any activity that will affect an increase in the rate of insurance for the Building in which the premises is contained nor shall the Tenant permit or commit any nuisance thereon.

8. The Tenant shall not sublet or assign the premises nor allow any other person or business to use or occupy the premises without the prior written consent of the Landlord, which consent may not be unreasonably withheld.

9. At the end of the term of this Lease, the Tenant shall surrender and deliver up the premises in the same condition (subject to any additions, alterations or improvements, if any) as presently exists, reasonable wear and tear excluded.

10. Upon default in any term or condition of this Lease, the Landlord shall have the right to undertake any or all other remedies permitted by Law.

11. This Lease shall be binding upon, and inure to the benefit of, the parties, their heirs, successors, and assigns.

Authorized signatures:

/s/ Corina Safaler                                                                                            /s/ Mauricio Polito

   Wike Corp.                                                                                                      Mauricio Polito